Date:	April 21, 2016

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FIRST QUARTER 2016 EARNINGS

•	Q1 2016 net income of $4.1 million

•	Diluted EPS $0.48 for Q1 2016 compared to $0.40 for Q1 2015

•	Net interest margin of 3.67% for Q1 2016

•	Average shareholders’ equity for Q1 of $199.5 million is 12.86% of average assets

•	Loan growth for Q1 2016 2.9%

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income for the first quarter of 2016 of $4,128,000 compared to $3,515,000 for the first quarter of 2015, a $613,000 or 17.4% increase. Basic and diluted net income per common share was $0.48 for the first quarter of 2016 compared to $0.40 for the 2015 quarter. Net income for the first quarter of 2016 produced a return on average assets of 1.06%, a return on average equity of 8.28%, and a return on average tangible equity of 12.86%.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “As we start 2016, we are seeing increases in business activity throughout our market areas and that is resulting in an increased demand for new credit.
“One of our primary, and favorite, missions is to accommodate the credit needs of our customers. This past year, from March 2015 to March 2016, our loan portfolio had organic growth of $68.7 million (7.1%). During the first quarter of 2016, our loan portfolio grew $29.0 million (2.9%).
“Our primary funding source for loans is deposits, especially core deposits. During the past year, from March 2015 to March 2016, our deposits grew $49.8 million (4.0%). During the first quarter of 2016, our deposits grew $29.8 million (2.4%).
“We’re very encouraged by the increasing level of business activity.
“On the earnings side, our net income for the first quarter of 2016 was $4,128,000, up from $3,515,000 in the first quarter of 2015, an increase of $613,000 or 17.4%.
“Net interest income is up by $206,000 (1.7%) in the first quarter of 2016 compared to the first quarter of 2015.
“Provision for loan losses was down $550,000 in the first quarter of 2016, compared to the first quarter of 2015. Provision expense in the 2015 quarter was unusually large, and was related to the results of the quarterly review of expected cash flows from certain purchased credit impaired loans.
“Noninterest income was higher in the first quarter of 2016 by $141,000 (4.5%), compared to the first quarter of 2015. The improvement related mostly to mortgage banking, electronic banking fees and securities gains.
“Noninterest expense was decreased in the 2016 quarter by $129,000 (1.3%). The lower level of expense related mostly to nonrecurring MainStreet acquisition expenses paid in the first quarter of 2015.”
Haley concluded, “We had an excellent start to 2016 on our balance sheet, as evidenced by the growth in loans and deposits. We expect the growth in earning assets will fuel increasing net interest income in coming quarters and continued high asset quality will control provision for loan losses expense. We are making concerted efforts to improve noninterest income and efficiently and effectively control noninterest expense. All things considered, we feel good about the first quarter and we are optimistic about the remainder of 2016.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended March 31, 2016, average shareholders’ equity was 12.86% of average assets, compared to 12.91% for the quarter ended March 31, 2015.
Book value per common share was $23.27 at March 31, 2016, compared to $22.58 at March 31, 2015.
Tangible book value per common share was $17.90 at March 31, 2016, compared to $17.09 at March 31, 2015.

Credit Quality Measurements
Non-performing assets ($5,276,000 of non-performing loans and $1,493,000 of other real estate owned) represented 0.43% of total assets at March 31, 2016, compared to 0.50% at March 31, 2015.
Annualized net charge offs to average loans were minus one basis point (-0.01%), a net recovery, for the 2016 first quarter, compared to eight basis points (0.08%) for the same quarter in 2015.
Other real estate owned was $1,493,000 at March 31, 2016, compared to $2,653,000 at March 31, 2015, a decrease of $1,160,000 or 43.7%.

Acquisition related financial impact
The purchase accounting adjustments related to our two recent acquisitions have had and continue to have a positive impact on net interest income and income before income tax for American National. The impact of the adjustments is summarized below (dollars in thousands):

Acquisition related financial impact	March 31, 2016	March 31,2015

Net interest income	$1,001	$1,113
Income before Income taxes	$713	$813

During the first quarter 2016, the Company received two substantial payoffs of purchased credit impaired loans from our 2011 acquisition that resulted in $460,000 in current quarter cash-basis accretion income. Of the $460,000, approximately $117,000 related to a consumer purpose loan. This is a relatively small segment of our loan portfolio and the additional accretion had a material and favorable impact on the segment’s yield for the quarter. In addition, the 2016 quarter was negatively impacted by the amortization of a time deposit valuation adjustment related to the MainStreet acquisition of $72,000, which increased interest expense.

Net Interest Income
Net interest income before the provision for loan losses increased to $12,584,000 in the first quarter of 2016 from $12,378,000 in the first quarter of 2015, an increase of $206,000 or 1.7%.
For the 2016 quarter, the net interest margin was 3.67% compared to 3.73% for the same quarter in 2015, a decrease of six basis points or 0.06%.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the first quarter of 2016 was $50,000 compared to $600,000 for the first quarter of 2015, a decrease of $550,000 or 91.7%.
The allowance for loan losses as a percentage of total loans was 1.23% at March 31, 2016 compared to 1.33% at March 31, 2015.
There was significant growth in the loans outstanding in the first quarter 2016, a net of $29.0 million or 2.9%. The need for additions to the allowance for loan losses was reduced by improvement in various qualitative factors used in the determination of the allowance, notably asset quality and local economic conditions. As noted in the Credit Quality discussion, non-performing assets, charge-offs, and other real estate owned are all improved over the past year.
Provision expense in the 2015 quarter was negatively impacted by the regular quarterly review of expected cash flows on certain purchased credit impaired loans.

Noninterest Income
Noninterest income totaled $3,297,000 in the first quarter of 2016, compared with $3,156,000 in the first quarter of 2015, an increase of $141,000 or 4.5%.
Trust fees showed a decrease of $22,000 directly related to volatility in the equity markets. Other fees and commissions showed an increase of $84,000 mostly related to higher levels of VISA debit card income. Mortgage banking income showed a $70,000 increase resulting from increases in the volume of originations. Securities gains showed an increase of $56,000 related to actions resulting from asset/liability strategy decisions. We showed a $68,000 decrease in income from our investment in Small Business Investment Corporations (SBIC).

Noninterest Expense
Noninterest expense totaled $9,918,000 in the first quarter of 2016, compared to $10,047,000 in the first quarter of 2015, a decrease of $129,000 or 1.3%. The first quarter of 2015 was negatively impacted by $359,000 in acquisition related expenses related to the acquisition of MainStreet.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.6 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank also manages an additional $760 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes in technology and information security; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.